Exhibit 99.1

Columbia Sportswear Company Reports Record Second Quarter and First Half 2021 Financial Results and
Raises Full Year 2021 Financial Outlook
Financial Highlights
•The Company generated record second quarter and first half 2021 net sales, gross margin, operating income and diluted earnings per share, exceeding pre-pandemic levels.
•Second quarter 2021 net sales increased 79 percent to $566.4 million, compared to second quarter 2020.
•Second quarter 2021 operating income of $35.0 million, or 6.2 percent of net sales, compared to a second quarter 2020 operating loss of $70.3 million, or (22.2) percent of net sales.
•Second quarter 2021 diluted earnings per share of $0.61, compared to a net loss per share of $(0.77) in second quarter 2020.
•Exited the quarter with $820.9 million in cash and short-term investments and no borrowings.
•Year-to-date, the Company repurchased $54.9 million of common stock.
•On July 27, 2021, the Board of Directors approved a regular quarterly dividend of $0.26 per share.

Full Year 2021 Financial Outlook

The following forward-looking statements reflect our expectations as of August 2, 2021 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. Additional disclosures and financial outlook details can be found in the Full Year 2021 Financial Outlook section below and the CFO Commentary and Financial Review presentation.
•Net sales of $3.13 to $3.16 billion, representing net sales growth of 25.0 to 26.5 percent compared to 2020.
•Operating income of $365 to $386 million, representing operating margin of 11.7 to 12.2 percent. The updated financial outlook includes approximately $40 million of incremental ocean freight costs that were not contemplated in the previous outlook.
•Diluted earnings per share of $4.30 to $4.55.

PORTLAND, Ore. - August 2, 2021 - Columbia Sportswear Company (NASDAQ: COLM, the "Company"), a leading innovator in outdoor, active and everyday lifestyle apparel, footwear, accessories and equipment products, today announced second quarter 2021 financial results for the period ended June 30, 2021.

Chairman, President and Chief Executive Officer Tim Boyle commented, "Our record financial performance clearly reflects the powerful fundamental recovery that is underway in our business. Second quarter results exceeded our expectations, driven by better than planned performance in our U.S. wholesale and DTC brick & mortar businesses. We eclipsed pre-pandemic first half 2019 financial results, marking an important milestone in our recovery. It is clear that our brand portfolio is resonating with consumers and we are well positioned to benefit from current consumer and outdoor trends.

"Overall, our Spring sell-through has been exceptional and our Fall 21 and Spring 22 order books point to continued momentum in the business. We are raising our full year financial outlook for 2021 despite ongoing pandemic-related supply chain disruptions and higher ocean freight costs.

"Our fortress balance sheet remains strong, with cash and short-term investments totaling $821 million with no bank borrowings at quarter end. We are committed to driving sustainable and profitable long-term growth and investing in our strategic priorities to:

•drive brand awareness and sales growth through increased, focused demand creation investments;
•enhance consumer experience and digital capabilities in all our channels and geographies;
•expand and improve global direct-to-consumer operations with supporting processes and systems; and
•invest in our people and optimize our organization across our portfolio of brands."

CFO's Commentary and Financial Review Presentation Available Online

For a detailed review of the Company's second quarter 2021 financial results and additional updates relating to the COVID-19 pandemic, please refer to the CFO Commentary and Financial Review presentation furnished to the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K and published on the Investor Relations section of the Company's website at http://investor.columbia.com/results.cfm at approximately 4:15 p.m. ET today. Analysts and investors are encouraged to review this commentary prior to participating in our conference call.

COVID-19 Update

The Company's top priority throughout this pandemic remains to protect the health and safety of our employees, their families, our customers and our communities. While there were isolated temporary store closures resulting from local regulations or safety concerns, the majority of the Company's owned stores remained open throughout second quarter 2021. Overall brick & mortar store traffic trends improved during the quarter but remain below pre-pandemic levels. In recent months, ocean freight costs have significantly exceeded our expectations and limited upside to our full year financial outlook. Rising COVID-19 cases in sourcing countries across southeast Asia could further disrupt product availability and deliveries. Additionally, port congestion and logistics constraints continue to impact the timing of inventory receipts and deliveries. Please refer to the CFO Commentary and Financial Review presentation for a detailed review of COVID-19 pandemic related issues and our responses.
Second Quarter 2021 Financial Results

(All comparisons are between second quarter 2021 and second quarter 2020, unless otherwise noted.)

Net sales increased 79 percent to $566.4 million from $316.6 million for the comparable period in 2020. Net sales growth primarily reflects a strong fundamental recovery in the U.S. wholesale and direct-to-consumer ("DTC") brick & mortar channels and fewer pandemic related disruptions and temporary store closures compared to second quarter 2020.

Gross margin expanded 540 basis points to 51.6 percent of net sales from 46.2 percent of net sales for the comparable period in 2020. Gross margin expansion was primarily driven by decreased inventory reserve provisions relative to elevated levels in second quarter 2020 and, to a lesser degree, lower DTC promotional levels and favorable wholesale product margins, partially offset by unfavorable channel sales mix.

SG&A expenses increased 20 percent to $261.8 million, or 46.2 percent of net sales, from $217.7 million, or 68.7 percent of net sales, for the comparable period in 2020. The increase in SG&A expenses primarily reflects the variable component of the Company's SG&A expense structure which correlates with changes in sales volume. SG&A expense growth included an increase in global retail, demand creation, personnel and incentive compensation expenses, partially offset by the non-recurrence of prior year COVID-19 related expenses and a decrease in bad debt expense.

Operating income of $35.0 million, or 6.2 percent of net sales, compared to an operating loss of $70.3 million, or (22.2) percent of net sales, for the comparable period in 2020.

Income tax benefit of $5.4 million, resulted in a negative effective income tax rate of 15.3 percent, compared to a $19.5 million benefit, or an effective tax rate of 27.7 percent, for the comparable period in 2020. The second quarter 2021 income tax benefit was primarily driven by a non-recurring decrease in accrued foreign withholding taxes.

Net income of $40.7 million, or $0.61 per diluted share, compared to net loss of $50.7 million, or $(0.77) per share, for the comparable period in 2020.

First Half 2021 Financial Results
(All comparisons are between first half 2021 and first half 2020, unless otherwise noted.)

Net sales increased 35 percent to $1,192.0 million from $884.8 million for the comparable period in 2020.

Gross margin expanded 430 basis points to 51.5 percent of net sales from 47.2 percent of net sales for the comparable period in 2020.

SG&A expenses increased 4 percent to $516.2 million, or 43.3 percent of net sales, compared to $494.5 million, or 55.9 percent of net sales, for the same period in 2020.

Operating income increased 246 percent to $105.5 million, or 8.8 percent of net sales, compared to an operating loss of $72.3 million, or (8.2) percent of net sales, for the same period in 2020.

Income tax expense of $9.2 million resulted in an effective income tax rate of 8.7 percent, compared to a $18.1 million income tax benefit, or an effective tax rate of 26.4 percent, for the same period in 2020.

Net income increased 291 percent to $96.6 million, or $1.44 per diluted share, compared to a net loss of $50.5 million, or $(0.76) per share, for the same period in 2020.

Balance Sheet as of June 30, 2021

Cash, cash equivalents and short-term investments totaled $820.9 million, compared to $475.8 million at June 30, 2020.

The Company had no borrowings, compared to short-term borrowings of $2.8 million at June 30, 2020.

Inventories decreased 16 percent to $676.0 million, compared to $806.9 million at June 30, 2020. The reduction in inventory was driven by increased sales combined with delayed Fall 2021 inventory receipts due to ongoing supply chain disruptions. Inventory at quarter-end primarily consisted of current and future season product. Aged inventories represent a manageable portion of our total inventory mix and excess inventory decreased significantly compared to the same period in 2020.

Cash Flow for the Six Months Ended June 30, 2021

Net cash flow from operating activities was $117.2 million, compared to net cash flow used in operating activities of $37.3 million for the same period in 2020.

Capital expenditures totaled $12.4 million, compared to $21.0 million for the same period in 2020.

Share Repurchases for the Six Months Ended June 30, 2021

The Company repurchased 528,609 shares of common stock for an aggregate of $54.9 million, at an average price per share of $103.79.

At June 30, 2021, $427.4 million remained available under our current stock repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Quarterly Cash Dividend

The Board of Directors approved a regular quarterly cash dividend of $0.26 per share, payable on August 26, 2021 to shareholders of record on August 12, 2021.

Full Year 2021 Financial Outlook

(Additional financial outlook details can be found in the CFO Commentary and Financial Review presentation.)

The Company's 2021 Financial Outlook is forward-looking in nature, and the following forward-looking statements reflect our expectations as of August 2, 2021 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. These risks and uncertainties limit our ability to accurately forecast results. This outlook reflects our estimates as of August 2, 2021 regarding the impact on our operations of the COVID-19 pandemic, economic conditions, supply chain disruptions, constraints and expenses, and changes in consumer behavior and confidence, as well as geopolitical tensions. However, it is not possible to determine the ultimate impact on our operations for 2021, or whether other currently unanticipated direct or indirect consequences of the pandemic are reasonably likely to materially affect our operations. This outlook assumes no meaningful deterioration of current supply chain or market conditions related to the ongoing pandemic. Projections are predicated on normal seasonal weather globally.

Net sales are expected to increase 25.0 to 26.5 percent (prior 21.5 to 23.0 percent) to $3.13 to $3.16 billion (prior $3.04 to $3.08 billion) from $2.50 billion in 2020.

Gross margin is expected to improve 95 to 115 basis points (prior 110 to 130 basis points) to 49.9 to 50.1 percent of net sales (prior approximately 50.0 to 50.2 percent) from 48.9 percent of net sales in 2020. This revised range includes the impact of approximately $40 million of incremental ocean freight costs that were not contemplated in the previous outlook. Ocean freight rates have increased dramatically over the past 60 days, exceeding estimates included in the prior financial outlook. The updated financial outlook reflects the impact of current and estimated future freight rates.

SG&A expenses are expected to increase at a slower rate than net sales growth. SG&A expenses as a percent of net sales is expected to be 38.4 to 38.7 percent (prior 38.7 to 39.1 percent), compared to SG&A expenses as a percent of net sales of 43.9 percent in 2020. Demand creation as a percent of net sales is anticipated to be 6.0 percent in 2021, compared to 5.7 percent in 2020.

Operating income is expected to be $365 to $386 million (prior $347 to $369 million), resulting in operating margin of 11.7 to 12.2 percent (prior 11.4 to 12.0 percent) compared to operating margin of 5.5 percent in 2020.

Effective income tax rate is expected to be approximately 21.5 percent (prior 22 percent). The effective income tax rate may be affected by unanticipated impacts from changes in international, federal or state tax policies, changes in the Company's geographic mix of pre-tax income, other discrete events, as well as differences from our estimate of the tax benefits associated with employee equity awards and our estimate of the tax impact of various tax initiatives.

Net income is expected to be $287 to $304 million (prior $271 to $288 million), resulting in diluted earnings per share of $4.30 to $4.55 (prior $4.05 to $4.30).

Foreign Currency

Foreign currency is expected to have essentially no impact on earnings as favorable net sales growth of 120 basis points due to foreign currency translation impacts are anticipated to be offset by SG&A translation and negative foreign currency transactional effects from hedging of production.

Balance Sheet and Cash Flows

Operating cash flow is expected to be $260 to $280 million (prior $250 to $270 million).

Capital expenditures are planned to be $45 to $60 million (prior $60 to $80 million). The reduction in planned capital expenditures is primarily due to a shift in timing related to certain capital projects.

Second Half 2021 Commentary

The Company expects low-20 percent year-over-year net sales growth in second half 2021. The timing of Fall 2021 inventory receipts and wholesale shipments can have a significant impact on quarterly financial performance. Based on current forecasted product delivery dates, the Company anticipates that both third and fourth quarter year-over-year net sales growth will be in the low-20 percent range.

Conference Call

The Company will hold its second quarter 2021 conference call at 5:00 p.m. ET today. Dial (877) 407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company's website at http://investor.columbia.com.

Third Quarter 2021 Reporting Date

Columbia Sportswear Company plans to report third quarter 2021 financial results on Thursday, October 28, 2021 at approximately 4:00 p.m. ET.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s expectations, anticipations or beliefs about full year 2021 net sales, gross margin, ocean freight costs, freight rates, SG&A expense, demand creation spend, operating income, effective income tax rate, employee equity awards, the tax impact of various tax initiatives, net income, diluted earnings per share, foreign currency translation, cash flows, and capital expenditures and second half 2021 net sales growth. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to the impact of the COVID-19 pandemic on our operations, which is highly dependent on numerous factors that we may not be able to predict or control, including: the duration and scope of the COVID-19 pandemic, including any recurrence due to variants; actions that may be taken to contain the pandemic or to treat its impact, including lock-downs and the speed of the vaccination roll-out;
economic slowdowns that have and may continue to result from the pandemic; workforce staffing and productivity; our ability to continue operations in affected areas; supply chain disruptions, constraints and expenses; and

consumer demand and spending patterns, as well as the effects on suppliers, creditors, and wholesale customers, all of which are uncertain. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company

Columbia Sportswear Company connects active people with their passions through its portfolio of well-known brands, making it a global leader in outdoor, active and everyday lifestyle apparel, footwear, accessories, and equipment products. Founded in 1938 in Portland, Oregon, the Company's brands are sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hard Wear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Director of Investor Relations and Competitive Intelligence
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,
(in thousands)	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$819,806	$474,793
Short-term investments	1,138	975
Accounts receivable, net	279,763	217,536
Inventories, net	676,009	806,887
Prepaid expenses and other current assets	102,003	102,574
Total current assets	1,878,719	1,602,765
Property, plant, and equipment, net	297,237	328,904
Operating lease right-of-use assets	350,798	365,521
Intangible assets, net	102,733	122,105
Goodwill	68,594	68,594
Deferred income taxes	97,746	73,395
Other non-current assets	67,472	61,113
Total assets	$2,863,299	$2,622,397
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$—	$2,789
Accounts payable	267,677	255,702
Accrued liabilities	227,209	203,827
Operating lease liabilities	71,149	70,916
Income taxes payable	1,565	2,594
Total current liabilities	567,600	535,828
Non-current operating lease liabilities	344,216	347,967
Income taxes payable	48,805	48,863
Deferred income taxes	151	7,942
Other long-term liabilities	40,870	28,968
Total liabilities	1,001,642	969,568
Shareholders' equity	1,861,657	1,652,829
Total liabilities and shareholders' equity	$2,863,299	$2,622,397

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2021	2020	2021	2020
Net sales	$566,370	$316,611	$1,191,976	$884,839
Cost of sales	273,853	170,381	578,057	466,895
Gross profit	292,517	146,230	613,919	417,944
Gross margin	51.6%	46.2%	51.5%	47.2%

Selling, general and administrative expenses	261,766	217,652	516,155	494,472
Net licensing income	4,244	1,122	7,711	4,241
Operating income (loss)	34,995	(70,300)	105,475	(72,287)
Interest income (expense), net	598	(805)	876	1,008
Other non-operating income (expense), net	(294)	935	(598)	2,673
Income (loss) before income tax	35,299	(70,170)	105,753	(68,606)
Income tax benefit (expense)	5,385	19,463	(9,169)	18,112
Net income (loss)	$40,684	$(50,707)	$96,584	$(50,494)

Earnings (loss) per share:
Basic	$0.61	$(0.77)	$1.46	$(0.76)
Diluted	$0.61	$(0.77)	$1.44	$(0.76)
Weighted average shares outstanding:
Basic	66,327	66,135	66,345	66,553
Diluted	66,787	66,135	66,858	66,553

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2021	2020
Cash flows from operating activities:
Net income	96,584	(50,494)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization and non-cash lease expense	60,962	65,924
Provision for uncollectible accounts receivable	(9,757)	22,815
Loss on disposal or impairment of property, plant and equipment, and right-of-use assets	201	8,800
Deferred income taxes	(9,667)	4,362
Stock-based compensation	9,823	7,712
Changes in operating assets and liabilities:
Accounts receivable	180,456	244,112
Inventories	(123,737)	(202,646)
Prepaid expenses and other current assets	(48,160)	(3,199)
Other assets	(337)	(14,596)
Accounts payable	59,085	3,397
Accrued liabilities	(30,130)	(89,323)
Income taxes payable	(22,652)	(12,633)
Operating lease assets and liabilities	(47,436)	(26,264)
Other liabilities	1,927	4,757
Net cash provided by (used in) operating activities	117,162	(37,276)
Cash flows from investing activities:
Purchases of short-term investments	—	(35,045)
Sales and maturities of short-term investments	1,184	36,631
Capital expenditures	(12,387)	(20,959)
Net cash used in investing activities	(11,203)	(19,373)
Cash flows from financing activities:
Proceeds from credit facilities	19,888	375,759
Repayments on credit facilities	(19,683)	(373,390)
Payment of line of credit issuance fees	—	(1,674)
Proceeds from issuance of common stock related to stock-based compensation	20,287	1,987
Tax payments related to stock-based compensation	(5,440)	(4,304)
Repurchase of common stock	(54,500)	(132,889)
Cash dividends paid	(34,540)	(17,195)
Net cash used in financing activities	(73,988)	(151,706)
Net effect of exchange rate changes on cash	(2,890)	(2,861)
Net increase (decrease) in cash and cash equivalents	29,081	(211,216)
Cash and cash equivalents, beginning of period	790,725	686,009
Cash and cash equivalents, end of period	$819,806	$474,793
Supplemental disclosures of non-cash investing and financing activities:
Property, plant and equipment acquired through increase in liabilities	$4,268	$2,414

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended June 30,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2021	Translation	2021(1)	2020	% Change	% Change(1)
Geographical Net Sales:
United States	$379.1	$—	$379.1	$183.2	107%	107%
Latin America and Asia Pacific	78.0	(3.3)	74.7	67.4	16%	11%
Europe, Middle East and Africa	88.5	(3.2)	85.3	58.3	52%	46%
Canada	20.8	(2.3)	18.5	7.7	170%	140%
Total	$566.4	$(8.8)	$557.6	$316.6	79%	76%

Brand Net Sales:
Columbia	$484.3	$(8.3)	$476.0	$265.8	82%	79%
SOREL	23.1	(0.3)	22.8	13.3	74%	71%
prAna	39.7	—	39.7	27.7	43%	43%
Mountain Hardwear	19.3	(0.2)	19.1	9.8	97%	95%
Total	$566.4	$(8.8)	$557.6	$316.6	79%	76%

Product Category Net Sales:
Apparel, Accessories and Equipment	$453.1	$(6.0)	$447.1	$243.8	86%	83%
Footwear	113.3	(2.8)	110.5	72.8	56%	52%
Total	$566.4	$(8.8)	$557.6	$316.6	79%	76%

Channel Net Sales:
Wholesale	$302.3	$(4.7)	$297.6	$159.9	89%	86%
DTC	264.1	(4.1)	260.0	156.7	69%	66%
Total	$566.4	$(8.8)	$557.6	$316.6	79%	76%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the United States dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year.

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Six Months Ended June 30,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2021	Translation	2021(1)	2020	% Change	% Change(1)
Geographical Net Sales:
United States	$787.7	$—	$787.7	$559.1	41%	41%
Latin America and Asia Pacific	190.0	(9.6)	180.4	170.0	12%	6%
Europe, Middle East and Africa	159.3	(8.3)	151.0	114.1	40%	32%
Canada	55.0	(3.7)	51.3	41.6	32%	23%
Total	$1,192.0	$(21.6)	$1,170.4	$884.8	35%	32%

Brand Net Sales:
Columbia	$1,011.7	$(20.2)	$991.5	$737.5	37%	34%
SOREL	69.4	(0.9)	68.5	52.0	33%	32%
prAna	71.2	—	71.2	64.2	11%	11%
Mountain Hardwear	39.7	(0.5)	39.2	31.1	28%	26%
Total	$1,192.0	$(21.6)	$1,170.4	$884.8	35%	32%

Product Category Net Sales:
Apparel, Accessories and Equipment	$922.0	$(14.7)	$907.3	$696.0	32%	30%
Footwear	270.0	(6.9)	263.1	188.8	43%	39%
Total	$1,192.0	$(21.6)	$1,170.4	$884.8	35%	32%

Channel Net Sales:
Wholesale	$637.7	$(12.5)	$625.2	$485.8	31%	29%
DTC	554.3	(9.1)	545.2	399.0	39%	37%
Total	$1,192.0	$(21.6)	$1,170.4	$884.8	35%	32%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the United States dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year.